SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2005

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 2 – FINANCIAL INFORMATION

Item 2.02 Results of Operations and Financial Condition.

On April 25, 2005, Crane Co. announced its results of operations for the quarter ended March 31, 2005. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SECTION 8 – OTHER EVENTS

ITEM 8.01 Other Events

The following information is provided in order to update the discussion in the Company’s previously filed reports with respect to its asbestos liability.

Asbestos Liability

Information Regarding Claims and Costs

As of March 31, 2005, the Company was a defendant in cases filed in various state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004
Beginning claims	84,977	68,606	68,606
New claims	2,807	3,769	18,932
Settlements	(413)	(237)	(1,038)
Dismissals	(448)	(257)	(1,523)

Ending claims *	86,923	71,881	84,977

*	Does not include 35,434 maritime actions that were filed in the United States District Court for the Northern District of Ohio and transferred to the Eastern District of Pennsylvania pursuant to an order by the Federal Judicial Panel on Multi-District Litigation (“MDL”). These claims have been placed on the inactive docket of cases that are administratively dismissed without prejudice in the MDL.

Of the 86,923 pending claims as of March 31, 2005, approximately 25,000 claims were pending in New York, approximately 33,000 claims were pending in Mississippi, and approximately 4,000 claims were pending in Ohio, jurisdictions in which recent legislation or judicial orders restrict the types of claims that can proceed to trial on the merits.

Since the termination of the comprehensive master settlement agreement on January 24, 2005 the Company has been resolving claims filed against it in the tort system. The Company has not reengaged in discussions with representatives of current or future asbestos claimants with respect to such a comprehensive settlement. It is expected that a new bill will be introduced in the United States Senate in

2005 that would, if enacted into law, establish a trust fund to compensate asbestos claimants. While the Company believes that such federal legislation is the most appropriate solution to the asbestos litigation problem, there is substantial uncertainty regarding whether this will occur and, if so, when and on what terms. The Company remains committed to exploring all feasible alternatives available to resolve its asbestos liability in a manner consistent with the best interests of the Company’s shareholders.

The gross settlement and defense costs (before insurance recoveries and tax effects) for the Company in the three-month periods ended March 31, 2005 and 2004 totaled $7.2 million and $9.6 million, respectively. As the Company transitioned back to the tort system during the first quarter of 2005, settlement and defense costs increased from levels in January that were well below the average monthly cost in 2004 to levels in March that were generally consistent with experience in 2004. As a result, costs for the first quarter of 2005 may not be indicative of the costs to be incurred in subsequent quarters of 2005. In contrast to the recognition of settlement and defense costs that reflect the current level of activity in the tort system, cash payments and receipts generally lag the tort system activity by several months or more. The Company’s total pre-tax cash payments for settlement and defense costs net of the Company’s cost sharing arrangement with insurers in the three-month periods ended March 31, 2005 and 2004 amounted to $7.2 million and $5.4 million, respectively. Detailed below are the comparable amounts for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,	Cumulative to date through March 31, 2005
(In millions)	2005	2004	2004
Settlement costs (1)	$3.0	$4.1	$17.2	$41.8
Defense costs (1)	4.2	5.5	23.7	50.2

Total costs	$7.2	$9.6	$40.9	$92.0
Pre-tax cash payments(2)	$7.2	$5.4	$20.2	$39.0

(1)	Before insurance recoveries and tax effects.
(2)	Net of cost sharing arrangements with insurers. Amounts include advance payments to third parties that are reimbursable by insurers.

The foregoing amounts do not include $3.6 million of costs paid by the Company in the three months ended March 31, 2005 relating to the terminated comprehensive asbestos settlement, as previously disclosed; therefore cash payments related to asbestos in the first quarter were $10.8 million, net of insurance reimbursements of $1.6 million. During the three months ended March 31, 2005, the Company received a $9.9 million refund associated with the termination of its master settlement agreement as previously disclosed. Cash payments related to asbestos settlement and defense costs, and certain related fees and expenses are estimated to be in the range of $50 million to $70 million during 2005, which will be offset to some degree by reimbursements from insurers and tax benefits.

The amounts shown for settlement and defense costs are not necessarily indicative of future period amounts, which may be higher or lower than those reported. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for many years. Payment uncertainty results from the significant proportion of future claims included in the estimated asbestos liability discussed below as well as variability of timing and terms of settlements. In addition, net cash flows will be augmented by insurance reimbursements, although the timing and amount of such reimbursements will vary because the Company’s insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage.

Effects on the Consolidated Financial Statements

The Company has retained the firm of Hamilton, Rabinovitz & Alschuler, Inc. (“HR&A”), a nationally recognized expert in the field, to assist management in estimating the Company’s asbestos liability in the tort system. HR&A reviewed information provided by the Company concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by HR&A to project future asbestos costs was based largely on the Company’s experience during 2003 and 2004 for claims filed, settled and dismissed. The Company’s experience was compared to the results of previously conducted epidemiological studies estimating the number of people likely to develop asbestos-related diseases. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, HR&A estimated the number of future claims that would be filed, as well as the related settlement or indemnity costs that would be incurred to resolve those claims. This methodology has been accepted by numerous courts and is the same methodology that is utilized by the expert who is routinely retained by the asbestos claimants committee in asbestos-related bankruptcies. After discussions with the Company, HR&A assumed that costs of defending asbestos claims in the tort system would increase to $35 million in 2005 and remain at that level (with increases of 4% per year for inflation) indexed to the number of estimated pending claims in future years. Based on this information, HR&A compiled an estimate of the Company’s asbestos liability for pending and future claims, based on claim experience over the past two years and covering claims expected to be filed through the year 2011. Although the methodology used by HR&A will also show claims and costs for periods subsequent to 2011 (up to and including the endpoint of the asbestos studies referred to above), management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims or the cost to resolve them for years beyond 2011, particularly given the possibility of federal legislation within that time frame. While it is reasonably possible that the Company will incur additional charges for asbestos liabilities and defense costs in excess of the amounts currently provided, the Company does not believe that any such amount can be reasonably estimated beyond 2011. Accordingly, no accrual has been recorded for any costs which may be incurred beyond 2011.

Management has made its best estimate of the costs through 2011 based on the analysis by HR&A completed in January 2005. The Company compared the current asbestos claim and resolution activity as of March 31, 2005 to the assumptions in the HR&A analysis and determined that the accrual continues to be appropriate. A liability of $635.6 million has been recorded to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2011, of which approximately 59% is attributable to settlement and defense costs for future claims projected to be filed through 2011. An asset of $253.9 million ($12 million current, $241.9 million long-term) has been recorded representing the probable insurance reimbursement for such claims using a rate of 40% determined as described below.

A significant portion of the Company’s settlement and defense costs have been paid by its primary insurers and one umbrella insurer up to the agreed available limits of the applicable policies. The Company has substantial excess coverage policies that are also expected to respond to asbestos claims as settlements and other payments exhaust the underlying policies, but there is no cost sharing or allocation agreement yet in place with the excess insurers. The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance payment, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method in which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition to consulting with legal counsel on these insurance matters, the Company retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. After considering the foregoing factors and consulting with legal counsel and such insurance consultants, the Company determined its probable insurance reimbursement rate to be 40%. This insurance receivable is included in other assets. Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on recent experience during the last few years that may not prove reliable as predictors. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would any substantial adverse verdict at trial. A legislative solution or a revised structured settlement transaction could also change the estimated liability.

Since many uncertainties exist surrounding asbestos litigation, the Company will continue to evaluate its estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in the Company incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if escalation in the number of claims and settlement and defense costs continues or if legislation or another alternative solution is implemented; however, the Company is currently unable to estimate such future changes. Although the resolution of these claims may take many years, the effect on results of operations, cash flow and financial position in any given period from a revision to these estimates could be material.

Certain Legal Proceedings

On January 21, 2005, five of the Company’s insurers within two corporate insurer groups filed suit in Connecticut state court seeking injunctive relief against the Company and declaratory relief against the Company and dozens of the Company’s other insurers. The suit also sought temporary and permanent injunctive relief restraining the Company from participating in any further settlement discussions with representatives of asbestos plaintiffs or agreeing to any settlement unless the Company permitted the plaintiff insurers to both participate in such discussions and have a meaningful opportunity to consider whether to consent to any proposed settlement, or unless the Company elected to waive coverage under the insurers’ policies. The plaintiffs also sought expedited discovery on, among other things, the Company’s proposed global settlement. At a hearing on February 22, 2005, the Company (i) contested the application for temporary injunctive relief and expedited discovery, (ii) moved to dismiss the count of the Complaint seeking injunctive relief on the grounds that the count was moot insofar as it addressed the proposed global settlement terminated on January 24, 2005 and not appropriate for determination insofar as it sought relief regarding any future negotiations with representatives of asbestos claimants, and (iii) moved to dismiss counts of the Complaint seeking declaratory relief with respect to the proposed global settlement as moot. At the hearing, the Court denied the plaintiff insurers’ application for temporary injunctive relief and expedited discovery. In denying temporary injunctive relief, the Court stated that the plaintiffs could not show irreparable injury and that the plaintiff insurers would have an adequate remedy at law. In light of the Court’s ruling and the Company’s motions to dismiss, the insurer plaintiffs sought and received leave to amend their Complaint to remove certain declaratory relief counts and to remove or restate the remaining allegations.

On April 8, 2005, the insurer plaintiffs filed an Amended Complaint raising five counts against the Company. The Amended Complaint seeks: (i) declaratory relief regarding the Company’s rights to coverage, if any, under the policies; (ii) declaratory relief regarding the Company’s alleged breaches of the policies in connection with an alleged increase in asbestos claim counts; (iii) a declaration of no coverage in connection with allegedly time-barred claims; (iv) declaratory relief against the Company and the other insurer defendants for allocation of damages that may be covered under the insurance policies; and (v) preliminary and permanent injunctive relief. On April 18, 2005, the Company moved to dismiss the claims for injunctive relief on the grounds that the Court had no jurisdiction to consider the claims because they were speculative and unripe. The Company believes it has meritorious defenses to the Amended Complaint and intends to defend this matter vigorously.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	Exhibits

99.1	Press Release dated April 25, 2005, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: April 25, 2005	By:	/s/ Eric C. Fast
Eric C. Fast
President and Chief Executive Officer

Dated: April 25, 2005	By:	/s/ J. Robert Vipond
J. Robert Vipond
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 25, 2005, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter ended March 31, 2005